Exhibit 99.2

BRADLEY PHARMACEUTICALS, INC.

To:	Executive Officers and Directors Bradley Pharmaceuticals, Inc.

Date:	March 17, 2005

Re:	Notice of Imposition of Blackout Period Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”)

        As a result of the delay by Bradley Pharmaceuticals, Inc. (the “Company”) in the filing with the Securities and Exchange Commission (“SEC”) of its Annual Report on Form 10-K for the year ended December 31, 2004, the Company’s Registration Statement on Form S-8 and related prospectus covering the Bradley Pharmaceuticals, Inc. 401(k) Savings Plan (the “Plan”) lacks current information relating to the Company and, therefore, is not available for use until the Company becomes current in its filings with the SEC. Accordingly, the Company has temporarily suspended purchases of its shares by participants in the Plan until the Company becomes current in its filings with the SEC.

        This period, during which the Plan participants are unable to exercise these rights otherwise available under the Plan, is called a “blackout period.” The blackout period for the Plan is in effect as of March 16th, and we will provide notice when this blackout period has ended (though we would endeavor to inform you in any event if the blackout period were to continue into the second half of this calendar year).

        Section 306(a) of Sarbanes-Oxley requires that, during the blackout period, all executive officers and directors of the Company be prohibited from engaging in transactions in all Company equity securities (including, without limitation, stock options) acquired by them in connection with their service and/or employment with the Company in such capacities (“Service Securities”). As a result, during the blackout period, you will not be able to directly or indirectly, acquire, dispose of or transfer any Service Securities, subject to certain limited exceptions. The following are examples of transactions that you may not engage in during the blackout period:

1.	exercising stock options granted to you in connection with your service as a director or executive officer;

2.	selling Company stock that you acquired by exercising such options; and

3.	selling Company stock that you originally received as a restricted stock grant.

There are certain exemptions, including:

1.

purchases or sales under Section 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout);

2.	Bona fide gifts, bequests and transfers pursuant to domestic relations orders; and

3.	Acquisitions and dispositions of equity securities in connection with a merger, acquisition, divestiture, or similar transaction.

If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties. The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon executive officers and directors who violate them could be severe.

        In accordance with the unforeseeable circumstances exemption under Section 306(a) of Sarbanes-Oxley, the Company determined that it was unable to give advance notice of the blackout period to you.

        We would also remind you that trading in securities of the Company also remains subject at all times to the restrictions under the Company’s Insider Trading Policy, including blackout periods and pre-clearance requirements thereunder.

        Should you have any further questions regarding the blackout period or this notice (including whether an exception applies to a transaction by you in Service Securities), please contact me at 973-882-1505 or by email at blenczycki@bradpharm.com.

BRADLEY PHARMACEUTICALS, INC.

By:	/s/ R. Brent Lenczycki R. Brent Lenczycki Chief Financial Officer and Vice President